Exhibit 10.5

THIS EASTERN RING FIBER OPTIC AGREEMENT amended as of January 1, 1998.

BY AND BETWEEN:

TELEGLOBE CANADA INC., a Canada business corporation having its registered office at 1000 de La Gauchetière Street West, in the City of Montréal, Province of Québec, H3B 4X5, hereinafter referred to as “Teleglobe”;

AND:

STENTOR RESOURCE CENTRE INC., a Canada business corporation having its registered office at 160 Elgin Street, in the City of Ottawa, Province of Ontario, K1G 3J4, hereinafter referred to as “Stentor”, acting as duly authorized agent for the Stentor Shareholders (meaning, collectively, the following: Bell Canada, BC TEL, Island Telecom Inc., MTS Communications Inc., Maritime Tel & Tel Limited, The New Brunswick Telephone Company, Limited, NewTel Communications Inc., Saskatchewan Telecom-munications and TELUS Communications Inc.).

individually also referred to as “party” and collectively as “parties”

WHEREAS each of Teleglobe and the Stentor Shareholders own, operate, lease and/or use through agreements of use, facilities which constitute a telecommunications system;

WHEREAS, at the request of Teleglobe, Stentor has agreed to make available for use by Teleglobe on an exclusive basis certain digital capacity on the fiber optic network of the Stentor Shareholders;

WHEREAS the parties have established the following terms, covenants and conditions upon which the said digital capacity is to be provided by Stentor to Teleglobe;

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.             CAPACITY TO BE PROVIDED BY STENTOR TO TELEGLOBE

1.1.          Subject to the terms and conditions contained herein, Stentor shall, during the term hereof or any extension thereof, make available to Teleglobe and provide access to Teleglobe for its own use or that of the customers of Teleglobe, on a continuous, dedicated and exclusive basis, the following digital capacity, hereinafter referred to as the “Network”:

On multiple self healing rings between the following locations:

Pennant Point, N.S. - Montréal

1995-2005               1 X OC-24 link (2 X OC-12)

Montréal - Toronto

1995-2005               1 X OC-24 link (2 X OC-12)

and;

with ring interconnection or equivalent between the following locations:

Montréal - US Border (near Mooer’s Forks)

1995-2005               1 X OC-12 link

Toronto - US Border (near Buffalo)

1995-2005               1 X OC-12 link

Montréal - Laurentides (Weir)

1995-2005               1 X OC-12 link

1.2.          These communications links will make use of Synchronous Optical Network (“SONET”) transmission facilities and fibre optic cables and will be furnished by Stentor at the interconnection points located and described in Annex 1 herewith, and in accordance with the technical specifications contained in Annex 2 of this Agreement, both of which Annexes are made a part hereof by reference.

1.3.          Subject to the provisions of Article 5.5, Stentor will undertake, at its own costs, whatever construction of facilities required to meet the terms of this Agreement and the Stentor Shareholders will retain ownership of their facilities.

1.4.          Teleglobe will undertake, at its own cost, to provide the required transmission equipment within its own terminal locations from an agreed upon demarcation point, as described in Annex 1.  Stentor will cooperate in the coordination of the installation activity.

1.5.          In case of any ambiguity or inconsistency arising between the provisions of this Agreement and the Annexes forming part thereof, the provisions of this Agreement shall have precedence, except in the case of the technical parameters in which case Annex 2 shall govern.

1.6           Teleglobe agrees that it shall not lease, share, sub-lease or assign, in any way whatsoever, any dedicated transport capacity of the Network to Canadian telecommunications carriers or resellers or Internet Service Providers (except to Teleglobe’s affiliates, as this term is defined in the Canada Business Corporations Act, provided such affiliates agree in writing to be bound by this Article 1.6) for non-international traffic.  A breach of this Article 1.6 by Teleglobe or any Teleglobe affiliate shall be deemed to be a material breach of this Agreement, entitling Stentor to terminate this Agreement upon ninety (90) days written notice.  Teleglobe or any Teleglobe affiliate may lease, share, sub-lease or assign, in any way whatsoever, any dedicated transport capacity of the Network to Canadian telecommunications carriers and resellers for non-international traffic, provided that Teleglobe provide prior written notice to Stentor and provided that Teleglobe and Stentor agree to revised rates and charges under this Agreement to the mutual satisfaction of the Parties.

2.             DURATION

2.1.          The term of this Agreement shall commence at 00:01 hours, local Montréal time, on January 15, 1995 (hereinafter called the “Service Date”) and, subject to earlier termination as provided for herein, shall run for a period of ten (10) years, terminating at 23:59 hours, local Montréal time on January 14, 2005.

2.2.          In addition to the above mentioned period Stentor shall make the digital link(s) available to Teleglobe for a period of thirty (30) days prior to the required Service Date for the purposes of testing by Teleglobe.

2.3.          Should the performance measurement of the Network not meet the specifications for Bringing Into Service (“BIS”) contained in Annex 2 by the Service Date, Stentor will use commercially reasonable efforts to provide alternative connectivity to meet Teleglobe’s requirements at no extra cost to Teleglobe over and above those charges provided for in Article 4 hereof.  In this event, a portion of the up-front payment described in Article 4.1 (B) will be withheld by Teleglobe in accordance with Annex 3, Article 1 until Stentor can demonstrate BIS specifications are met.

3.             MAINTENANCE AND RESTORATION

3.1.          Subject to the terms and conditions herein, and for the term of this Agreement as set out in Article 2 above, Stentor will be the sole provider of maintenance and restoration services for the Network provided by Stentor as identified in Article 1.

3.2.          Stentor will maintain or have maintained, at no additional charge to Teleglobe other than as specifically provided for in Article 4, in efficient working order as defined in Annex 2, over the term of this Agreement or any extension thereof, the Network made available to Teleglobe.

3.3.          Stentor does not warrant uninterrupted working of the Network provided to Teleglobe under this Agreement.

3.4.          However, in the event of interruption or degradation of the Network, Stentor will use commercially reasonable endeavors to correct or remedy same to meet the performance requirements specified in this Agreement and in the meantime to restore the Network on an alternate facility.  Stentor agrees to perform such correction, remedy or restoration at no additional cost to Teleglobe, unless the cause of interruption or degradation is due to the fault or negligence of Teleglobe or its customers, in which event, Teleglobe will assume all expenses associated with such correction, remedy or restoration.

4.             CONSIDERATION AND PAYMENT

4.1.          In consideration of Stentor making available the Network described in Article 1 during the term of this Agreement specified in Article 2, and for the maintenance and operation of the Network as specified in Article 3, Teleglobe shall pay to Stentor:

Date		Payment

A)	November 15, 1994	$20,000,000.00

B)	January 15, 1995	$25,000,000.00

C)	July 01, 1997	$30,350,000.00

D)	January 01, 2000	$5,980,000.00

E)	July 01, 2002	$5,980,000.00

4.2.          In addition to the payment identified in Article 4.1, for the maintenance and operation of the Network, a monthly charge of $45,000 will be payable by Teleglobe to Stentor for each month period starting January 15, 1995 and ending December 31, 1997.  Subject to the terms of Article 5.4 hereof, for each month period starting January 1, 1998 and ending January 14, 2005, such monthly charge will be equal to $29,833.33.  This monthly charge will be payable by Teleglobe to Stentor in advance on the first day of each month.  The last charge will be calculated on a daily basis pro-rata to the monthly charge for 14 days.

4.3.          Stentor may add to all charges under this Agreement any tax imposed or based on the provision or use of the digital capacity except taxes on the income of Stentor.

4.4.          Subject to Article 2.3 hereof, whenever said monthly installments or payments, as listed in Article 4.1 above, or any other amounts payable by Teleglobe to Stentor under this Agreement, have not been received by Stentor on or before the due date, the late payment charge specified in Article 25 of Bell Canada’s General Tariff shall apply in accordance with the terms therein.

5.             ADDITION, REDUCTION AND CANCELLATION OF CAPACITY

5.1.          Subject to appropriate Stentor facilities being available, Stentor will make available to Teleglobe upon Teleglobe’s request additional digital capacity by increments of OC-3 (155.52 Mb/s) in addition to the minimum capacity initially contracted for as stipulated in Article 1 hereof, at the rate(s) provided for in Article 5.2.4.

5.2.          Subject to appropriate Stentor facilities being available, Teleglobe may, at any time during the term hereof or any extension thereof, exercise its right to use the said additional capacity by giving at least thirty (30) days prior notice to Stentor, provided that Teleglobe has informed Stentor of its potential requirements by means of annual forecast, under the following terms and conditions:

5.2.1.       This option to use such additional capacity will remain open to Teleglobe during the entire term hereof, as defined as Article 2, or any extension thereof.

5.2.2.       Teleglobe has the right to terminate its use of initial or additional capacity anytime after the first thirty (30) - day period by giving at least fifteen (15) days prior written notice to Stentor, without any penalty but always subject to Article 5.2.4.  Subject to Article 5.2.4, this shall be applicable to both initial and additional capacity on a OC-3 basis on any of the cross-section segments referred to herein or in the Central Fiber Optic Network Agreement entered into among the parties and amended as of January 1, 1998 (the “Central Agreement”).  Notwithstanding any other provision of the Agreement, Stentor shall be free to redeploy any such capacity which is returned or cancelled by Teleglobe.

5.2.3.       The minimum period of utilization of initial or additional capacity is thirty (30) days.  Subject to Article 5.2.4, there will be no penalty to Teleglobe for the return or cancellation of capacity after the minimum period of utilization for any capacity ordered during the term of this Agreement or any extension thereof.

5.2.4.       Teleglobe will have the right to return initial capacity in OC-3 increments, at any time during the term of this Agreement or any extension thereof, for monthly credit(s) as stated below:

Cross Section	Monthly Credit per OC-3

Toronto - Montréal	$16,942
Montréal - Pennant Point	$26,733
Montréal - US Border	$1,892
Montréal – Weir	$3,358
Toronto - US Border	$3,083

Credits may be accumulated by Teleglobe and used to acquire additional capacity at any time on any of the cross sections mentioned above or in the first table found in Article 5.2.4 of the Central Agreement at the same prices as those indicated in the above-mentioned tables until such credits have been totally utilized.  Teleglobe may opt to be reimbursed fully or partially for any of the outstanding credits at any point in time.

The minimum capacity requirement for 1998 will be one OC-24 for the Toronto-Montréal cross section, one OC-24 for the Montréal-Pennant Point cross section, one OC-12 for the Montréal-US Border cross section, one OC-12 for the Montréal-Weir cross section and one OC-12 for the Toronto-US Border cross section.  The minimum capacity requirement for the years 1999 to 2005 inclusively for the purposes of both this Agreement and the Central Agreement will be, collectively, a capacity under any agreements equivalent to $26.7 million using rates from the above table and the first table found in Article 5.2.4 of the Central Agreement, without any minimum yearly commitment and Teleglobe will have no restrictions with regards to the return of capacity under either this Agreement or the Central Agreement or the reasons for the return.  For greater certainty, the minimum capacity requirement set out above for the years 1999 to 2005, inclusive, shall apply notwithstanding the termination of either this Agreement or the Central Agreement.

In the event Teleglobe terminates this Agreement at its discretion pursuant to Article 9.1 prior to having fulfilled the above minimum capacity requirement obligations, Teleglobe agrees to pay Stentor, in a single payment as liquidated damages for early termination of this Agreement and not as a penalty, the amount described in Article 9.1.

Prices for additional capacity in place and to be ordered by Teleglobe which is over and above the utilizations of credits for returned capacity will not exceed the following:

Cross Section	Monthly Rate per OC-3

Toronto - Montréal	$48,800
Montréal - Pennant Point	$77,020
Montréal - US Border	$13,125
Montréal – Weir	$26,040
Toronto - US Border	$21,375

5.2.5.       If, during the term hereof or any extension thereof, Stentor’s General Tariff for comparable MEGA services become more economical (i.e. lower tariffed rates) for Teleglobe, Teleglobe will have the option to terminate this Agreement and concurrently migrate to such service without termination charges, provided it subscribes to similar digital capacity, as a minimum, for a similar term.

5.3.          If, during the term of this Agreement or any extension thereof, Teleglobe wishes to increase its Network by increments of OC-l2, Stentor will respond to Teleglobe in keeping with the principles of this Agreement, both with respect to rates and maintenance and operation charges.

5.4.          If, during the term of this Agreement or any extension thereof, Teleglobe returns capacity as provided in Article 5.2.4 hereof and is reimbursed any amount in respect thereof, the monthly maintenance and operation charges specified in Article 4.2 will be reduced in a proportion equivalent to the proportion the payments referred to in Article 4.1 have been reduced as a result of such returned capacity.

5.5           Notwithstanding any other provision of this Agreement, Stentor shall not be obligated to construct facilities so as to meet the anticipated requirements of Teleglobe as set out in any forecasts provided to Stentor pursuant to Article 5.2, unless there is a commitment on the part of Teleglobe to take such additional capacity, on terms and conditions acceptable to Stentor.

6.             TECHNOLOGICAL ADVANCES

6.1.          Stentor does not warrant that the same transmission equipment will be used to provide the capacity described in Article 1 throughout the term of this Agreement.  If it becomes advantageous to Stentor to upgrade some or all the transmission equipment, Stentor will inform Teleglobe at least six (6) months in advance and will provide service within the bounds of Article 3 during the period of facility upgrade.  All reasonable efforts will be made to coordinate equipment changes to minimize interruptions and to provide, subject to the requirements of Stentor, to Teleglobe benefits of improved service/reduced maintenance costs resulting from such equipment upgrades with corresponding adjustments to the payments specified in Article 4.2.  For greater certainty, Articles 8 and 10 will not apply with respect to unit availability or Network performance during such period of facility upgrade provided Teleglobe has given its prior consent to the facility upgrade which will be provided in a timely manner and not unreasonably withheld.

6.2.          If during the term of this Agreement or any extension thereof, technological advances make practical the carriage of more or different telecommunications traffic on the fiber optic cable utilized to furnish the Network to Teleglobe, upon Teleglobe’s request Stentor will use commercially reasonable efforts to make those technological and operational modifications and install the equipment necessary to allow Teleglobe to take advantage of such advances subject to mutual agreement as to associated charges, if any.

6.3.          Subject to Articles 6.1, Stentor agrees that it will not make Network impacting technological changes without the prior written consent of Teleglobe, acting reasonably.

7.             OPTION OF EXTENSION

7.1.          No later than twelve (12) months prior to the expiration of the initial term of this Agreement specified in Article 2.1, Teleglobe shall notify Stentor in writing of its intention to extend or not to extend the term of this Agreement; the terms and conditions of such extension will be negotiated at the time of the request.

8.             LOSSES AND REBATES

8.1.          Stentor shall not be liable for any loss or damage sustained by Teleglobe by reason of any failure in or a breakdown of any fiber optic cable furnishing the Network.  However, should the Network be affected by breakdowns resulting in outages or degradations, and provided that such outages or degradations are not caused by the fault, negligence or failure on the part of Teleglobe, its employees, agents, contractors or sub-lessees, a rebate will be made by Stentor to Teleglobe as hereinafter set out.

8.2.          Rebates will be credited to Teleglobe based on monthly charges as set out in Annex 3, Article 2 and as per the percentage set out in Article 8.3 below.

8.3.          All outages, as defined in Annex 2 will be accumulated on a monthly basis and credited as follow:

•              A monthly cumulative unit unavailability of between 15 minutes and up to 1 hour will result in a rebate of 10%.

•              A monthly cumulative unit unavailability of more than 1 hour and up to 3 hours will result in a rebate of 30%.

•              A monthly cumulative unit unavailability of more than 3 hours will result in a rebate of 60%.

8.4.          The rebate structure will only become effective six (6) months after acceptance by Teleglobe of the complete Network.

9.             TERMINATION

9.1.          Teleglobe shall have the right to terminate this Agreement during the term hereof or any extension thereof upon giving thirty (30) days prior written notice to that effect to Stentor, provided that it is not then in default of its payment obligations as set out in Article 4.  A cancellation charge equal to 40% of the minimum capacity requirement identified in Article 5.2.4 as well as with respect to any extension period negotiated pursuant to Article 7 still not fulfilled by Teleglobe will be paid by Teleglobe to Stentor on or before the effective date of termination.  For greater certainty, the cancellation charge for the year 1998 shall include 40% of the remaining payments for 1998 in addition to 40% of the minimum capacity requirement identified in Article 5.2.4.  Maintenance charges specified in Article 4.2 will be payable to the effective date of the said termination.

9.2.          For the purposes of this Article, “Interconnection Agreement” means the Interconnection and Operating Agreement dated as of January 1, 1998 entered into between Teleglobe, Stentor and the Stentor Shareholders.  In the event the Interconnection Agreement terminates prior to December 1, 2000 for any reason other than a breach by Teleglobe of the Interconnection Agreement, Teleglobe shall have the right to terminate this Agreement upon thirty (30) day prior written notice to Stentor.  In addition, Teleglobe will have the right to terminate this Agreement upon thirty (30) day written notice if Stentor materially defaults under this Agreement or under the Central Agreement, after having provided Stentor with a period of thirty (30) days within which to correct such default

9.3.          Should Teleglobe terminate this Agreement as provided for above, Stentor shall remit to Teleglobe, within forty five (45) days of Teleglobe’s notice of termination to Stentor, an amount equal to the difference between (i) the total amounts paid by Teleglobe pursuant to Article 4.1 of this Agreement as of the date of termination of the Interconnection Agreement or of Stentor’s default, as applicable, and (ii) the sums of the annualized amounts due by Stentor (as per the following table) as of the date of termination of the Interconnection Agreement or of Stentor’s default, as applicable.

Year	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005
Annualized Amount ($M)	13.0	13.6	13.6	6.7	6.7	6.7	6.7	6.7	6.7	6.7	0.3

9.4.          Stentor will have the right to terminate this Agreement upon thirty (30) day written notice if Teleglobe fails to pay any amount owing or materially defaults under this Agreement, after having provided Teleglobe with a period of thirty (30) days within which to correct such default.

10.           TERMINATION FOR POOR PERFORMANCE

10.1.        Teleglobe may terminate this Agreement after giving notice in writing to Stentor if:

10.1.1.     Stentor is unable to demonstrate that the Network meets BIS specifications by July 15, 1995 or, in the case where Teleglobe exercises its option of extension pursuant to Article 7, within six (6) months of the termination of the initial term of this Agreement.

10.1.2.     During the term hereof or any extension thereof, the availability of the Network is less than 99.5% for more than three (3) consecutive months.

10.2.        In the event of termination for poor performance, Teleglobe will be entitled to a refund which will be calculated and paid as provided in Article 9.2 from the date of the notice of termination.

10.3.        Any outage which is the result of force majeure (i.e. any matter reasonably beyond the reasonable control of Stentor) will not be considered as a cause for termination provided Stentor informs Teleglobe of the cause of such an outage and endeavors to reroute such digital capacity affected.

11.           LIMITATION OF LIABILITY

11.1.        Except as specifically provided for in Articles 8 and 10 and Annex 3 to this Agreement, Stentor does not guarantee error-free or uninterrupted operation of the Network.  Except as specifically provided for in this Agreement, Stentor makes no warranties, representations or conditions of any nature whatsoever, either express or implied., including, without limitation, any warranty, representation or condition of fitness for a particular purpose or merchantability with respect to the network and any services provided hereunder, and all warranties, representations and conditions, express or implied, are hereby excluded.

11.2.        Except as specifically provided for in Articles 8, 9 and 10 and Annex 3 to this Agreement, and except for all of Teleglobe’s obligations to pay under this Agreement, either party’s total cumulative liability, if any, to the other or any third party for damages related to this Agreement, for any cause or causes whatsoever, including damages arising directly or indirectly from a breach of this Agreement (including a fundamental breach or otherwise), negligence, any act or omission of either party or its representatives, or under any other theory of law or equity will be limited to those damages actually proven as directly attributable to either party, and will in no event exceed $10,000.00 (ten thousand dollars).  Under no circumstances will either party be liable to the other or any third party for any indirect, special, consequential, incidental, economic or punitive damages, including, without limitation, loss of data, loss of income, loss of profit or failure to realize expected savings arising directly or indirectly from breach of contract (including fundamental breach or otherwise), negligence, any act or omission of either party or its representatives, or under any other theory of law or equity, even if either party had been advised of, had knowledge of, or reasonably could have foreseen, the possibility of such damages.

11.3.        Neither party will be liable to the other or any third party for:  (a) any act or omission of the other party or any carrier other than the parties; (b) any claims or actions related to defamation, copyright or trademark infringement, or the violation of any third party rights, arising from use of the Network (except as expressly provided herein); or (c) any unauthorized use of the Network except where such unauthorized use contravenes any provision of this Agreement.

11.4.        Notwithstanding Article 11.2, the rebates and reimbursements set out in Articles 8, 9 and 10 and Annex 3 to this Agreement are the exclusive remedy available to Teleglobe arising out of Article 8 or 10 and Annexes 1, 2 or 3 to this Agreement by Stentor under this Agreement or otherwise.

11.5.        Neither party shall have a claim or demand against the other party for any injury, including personal injury resulting in death, or loss of or any damage to any property, suffered or sustained by it or its employees or by any other person or corporation which directly or indirectly results from, arises out of or is connected with the use of the Network, except to the extent that such injury resulting in death, loss or damage is caused by the negligence of the other party or that of its employees or agents.

12.           PATENT INFRINGEMENT

12.1.        Teleglobe shall, at its own expense, use its own apparatus, systems or methods to connect with the Network and shall indemnify and save harmless Stentor from any claims and expenses arising out of alleged patent infringement relating to the said apparatus, systems or methods.  Stentor shall indemnify and save harmless

Teleglobe from any claims and expenses arising out of alleged Canadian patent infringement based upon the use by Teleglobe of the Network.

13.           LOCATION OF INTERCONNECTION POINTS

13.1.        The connections to the Network shall be provided by Stentor at its expense, at the demarcation points specified in Annex 1.

13.2.        Teleglobe shall have the right to request Stentor to relocate some or all connections, and the work required will be performed by Stentor, but at the expense of Teleglobe.

14.           ASSIGNMENT

14.1.        Subject to Article 14.2, this Agreement, and the respective rights and obligations hereunder, may not be assigned by either party without the prior written consent of the other party.

14.2         Notwithstanding Article 14.1 above, any party including any of the Stentor Shareholders (the “Assignor”) may, without the other parties’ consent, make a complete assignment of its interest under this Agreement to another entity (the “Assignee”) provided that the Assignor shall remain jointly and severally liable with the Assignee for the fulfillment of all the terms and conditions hereof and provided the Assignee, if the Assignor is one of the Stentor Shareholders, is an Affiliate of at least one of the Stentor Shareholders.  In the case of an assignment of this Agreement by Teleglobe to a Teleglobe Affiliate, the Affiliate shall not be a Stentor Shareholder or a Stentor Shareholder Affiliate.

15.           INDEPENDENT PARTIES

15.1.        This Agreement shall not constitute, create, give effect to, or imply a pooling arrangement, partnership, joint venture or formal business organization of any kind.  Nothing in this Agreement shall grant to either party the right to make commitments of any kind for or on behalf of the other party without the prior consent of the other party, it being specifically recognized that one party cannot act as an agent for the other.

16.           APPLICABLE LAW

16.1.        This Agreement, and all documents and instruments contemplated hereby, shall be governed by the law of the Province of Ontario and the laws of Canada applicable therein, without regards to its rules on conflicts of laws.

17.           RESOLUTION OF DISPUTES

17.1.        The parties shall attempt amicably to resolve any disagreement or dispute which may arise between them regarding the interpretation, the performance of or the failure to perform under this Agreement.

17.2.        In the event that any disagreement or dispute between the parties continues for a period greater than thirty (30) days, the following procedures may be invoked by one of the parties (the “Initiating Party”) by providing a full written description of its position and the grounds for its dissatisfaction, then:

17.2.1.     the two parties shall meet within five (5) business days of the other party receiving such written description to review the information provided pursuant to Article 17.2;

17.2.2.     the other party shall, within ten (10) business days of receipt of the information provided by the Initiating Party, provide a written response to the Initiating Party fully describing its position;

17.2.3.     in the event that the matter remains unresolved for a further ten (10) business days after receipt by the Initiating Party of the information provided pursuant to Article 17.2.2, the parties shall, within a further ten (10) business days, arrange for their respective Vice-Presidents responsible for this Agreement to meet to attempt to resolve the dispute.

17.3.        In the event that the process in Article 17.2 is followed and the dispute remains unresolved for a further ten (10) business days following the meting of the parties’ respective Vice-Presidents, the following procedures shall apply:

17.3.1.     the dispute, addressed in Article 17.2. shall be settled by arbitration in Montréal under the Rules of Conciliation and Arbitration of the International Chamber of Commerce and applying the substantive laws of the Province of Ontario and the laws of Canada applicable therein;

17.3.2.     such arbitration shall be heard by a panel of three (3) arbitrators;

17.3.3.     each party shall nominate one (1) arbitrator, and the two arbitrators so nominated shall agree on the appointment of a third arbitrator as chairman within ten (10) days of the confirmation of the appointment of the second arbitrator;

17.3.4.     in the event that the arbitrators nominated by the parties fail to agree on a chairman within the period stated, the chairman shall be appointed by the Court of Arbitration of the International Chamber of Commerce in accordance with Article 2(4) of the Rules of Conciliation and Arbitration;

17.3.5.     all arbitrators shall be qualified in law and shall have expertise in commercial law;

17.3.6.     any monetary award by the arbitration panel shall include interest calculated from the date of initial written description pursuant to Article 17.2 using the Bank of Canada prime rate plus two percent (2%);

17.3.7.     the decision of the arbitration panel shall be final and binding upon the parties and in any event, shall be rendered within one hundred and twenty (120) days of the issuance by the Initiating Party of its written description under Article 17.2.

18.           STIPULATION

18.1.        This Agreement shall be binding upon the parties hereto and upon their respective successors and duly permitted assigns.

19.           DISCLOSURE

19.1.        Except where and to the extent required by law or lawful authority, no formal public disclosure or announcement concerning this Agreement will be made by Stentor or Teleglobe prior to advising the other party of such disclosure and to obtaining such other party’s agreement prior to making such formal disclosure or announcement.

20.           NOTICES

20.1.        All notices required to be given hereunder by any party to the other(s), and all formal requests or other formal communications required or desired to be given or made pursuant to or in connection with this Agreement, shall be in writing and shall be effective if delivered in person, mailed by registered or certified post or sent by facsimile to the recipient party indicated hereunder, as follows:

a)            From Stentor to Teleglobe:

Director, Procurement and Administration

Teleglobe Canada Inc.

1000 de La Gauchetière Street West

Montréal, Québec H3B 4X5

Telecopier:  (514) 868-8043

b)            From Teleglobe to Stentor:

Vice President - Wholesale Services

Stentor Resource Centre Inc.

160 Elgin Street, Floor 23

Ottawa, Ontario K1G 3J4

Telecopier:  (613) 781-6065

With a copy to:

Vice President - Alliances and Legal Services

1800 McGill College, Floor 20

Montréal, Québec H3A 3J6

Telecopier:  (514) 870-0851

20.2.        If mailed, such notice shall be deemed to have been received on the third business day following the date sent; if sent by facsimile or delivered in person, such notice shall be deemed to have been received on the next business day following the date sent.

20.3.        Any party may by written notice change its address or the designated office or officer in the address.

21.           PARAGRAPH HEADINGS

21.1.        The paragraph headings and titles of this Agreement shall not be considered in interpreting the text of this Agreement and are inserted for convenience only.

22.           REGULATORY APPROVAL

22.1.        The performance of this Agreement by the parties is contingent upon the obtaining and continuance of such governmental and/or regulatory approvals, consents, authorizations and permits as may be required or deemed necessary by the parties and as may be satisfactory to them.

23.           ENTIRE AGREEMENT

23.1.        The express obligations herein contracted by the parties, as amended by the parties from time to time, including the content of all Annexes forming part hereof, together with all matters specifically incorporated by reference therein, embody the entire and sole agreement of the parties relating to the matters dealt with herein.  Without limiting the generality of the foregoing, this Agreement supersedes all previous communications, negotiations and agreements, either written or oral, relating to the matters dealt with herein.

24.           FORCE MAJEURE

24.1         Neither party to the Agreement shall be liable to the other for any delay or failure in performance hereunder due to and including without limitation, fires, work stoppages, strikes, lock-outs, slow-downs and similar labour disruptions, embargoes, requirements imposed by governmental regulations, civil or military authorities, acts of God, the public enemy or other causes and circumstances which are beyond the reasonable control of the party unable to perform.  If an excused performance occurs, the party delayed or unable to perform shall give immediate notice to the other party.

25.           EXECUTION

25.1.        This Agreement shall be executed in eleven (11) counterparts each of which shall be considered original with identical legal effect.  Notwithstanding that this Agreement may be executed at different locations and on properly identified individual loose execution pages in eleven (11) counterparts, this Agreement, once so executed by all parties and assembled into eleven (11) original and identical counterparts, shall constitute but one and the same instrument, of the said originals being complete in itself for all legal purposes.

26.           STENTOR SHAREHOLDERS BOUND BY AGREEMENT

26.1.        The Stentor Shareholders shall agree to be bound by and shall benefit from the provisions of this Agreement, as parties to such Agreement by executing Annex 4 to this Agreement.  Each reference in this Agreement to Stentor or to the party (when aimed at Stentor) shall also refer to each and every Stentor Shareholder individually, unless the context specifically dictates otherwise.  The Stentor Shareholders agree that they shall use commercially reasonable efforts to use Stentor Resource Centre Inc. or any other duly appointed agent as their representative in the discussions with Teleglobe.

TELEGLOBE CANADA INC.

By:

By:

STENTOR RESOURCE CENTRE INC. as agent for the Stentor Shareholders

By:

By:

STENTOR RESOURCE CENTRE INC. as agent for the Stentor Shareholders

By:

By: